FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 10, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Pricing of Public Offering of Common Stock

Salt Lake City, March 10, 2011, – FX Energy, Inc. (NASDAQ: FXEN) today announced the pricing of its previously announced underwritten public offering of 6,000,000 shares of its common stock at $7.00 per share.  The underwriter has a 30-day option to purchase up to an additional 900,000 shares of common stock, on the same terms and conditions, to cover over-allotments, if any.

FX Energy expects that the net proceeds from the offering will be approximately $39.3 million ($45.3 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and estimated offering expenses.  FX Energy intends to use the net proceeds from this offering to fund a portion of its 2011 and 2012 capital budget and accelerate planned exploration and development activities and construction of production facilities in the Company's project areas in Poland and for general working capital purposes.  The offering is expected to close on or about March 15, 2011, subject to the satisfaction of customary closing conditions.

Macquarie Capital (USA) Inc. is acting as the sole book-running manager for the offering.

The offering is being made pursuant to FX Energy’s effective shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”).  This press release is neither an offer to sell nor a solicitation of an offer to buy any securities.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement.  Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Copies of the preliminary prospectus supplement and related prospectus can be obtained at the SEC’s website, www.sec.gov, or from Macquarie Capital (USA) Inc., Attn: Prospectus Department, 125 West 55th St, 22nd Floor, New York, NY 10019, or by calling +1.212.231.1703, or by e-mailing us.prospectus@macquarie.com.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws.  Forward-looking statements are not guarantees of future performance.  Examples of these statements include, but are not limited to, statements regarding the Company's expectations to close on the sale of the common stock and how the Company will use the proceeds of the offering.  Furthermore, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.